Exhibit 4.1

CERTIFICATE OF DESIGNATION

OF

5.625% PERPETUAL PREFERRED INCOME EQUITY REPLACEMENT SECURITIES

(PERPETUAL PIERS)

OF

ASPEN INSURANCE HOLDINGS LIMITED

ASPEN INSURANCE HOLDINGS LIMITED, a Bermuda company (the "Company"), hereby certifies that pursuant to resolutions of the Board of Directors of the Company duly adopted on October 17, 2005 and of the Pricing Committee of the Board of Directors duly adopted on December 6, 2005, (i) the creation of the series of Perpetual Preferred Income Equity Replacement Securities (Perpetual PIERS), par value 0.15144558¢ per share (the "Perpetual PIERS"), (ii) the issue of 4,000,000 Perpetual PIERS (the "Firm Perpetual PIERS") and (iii) the grant to the Underwriter of an option to purchase up to 600,000 additional Perpetual PIERS (the "Option Perpetual PIERS") and the issue of such Option Perpetual PIERS, were authorized and the designation, rights, preferences, privileges and qualifications, limitations and restrictions of all 4,600,000 Perpetual PIERS (in addition to the applicable provisions set forth in the Company's Memorandum of Association (the "Memorandum of Association") and Amended and Restated Bye-Laws (the "Bye-Laws")), were fixed as follows:

1.	Designation.

The designation of this series of preference shares shall be the "5.625% Perpetual Preferred Income Equity Replacement Securities (Perpetual PIERS)" (hereinafter referred to as "Perpetual PIERS"), and the number of shares constituting this series shall be 4,600,000. The Perpetual PIERS shall have an issue price of, and a liquidation preference (the "liquidation preference") of, U.S.$50 per Perpetual PIERS. The number of authorized Perpetual PIERS may be reduced (but not below the number then issued and outstanding and the number of Perpetual PIERS issuable upon exercise of the Underwriter's option pursuant to the Underwriting Agreement then outstanding) by further resolution duly adopted by the Board of Directors. No such reduction shall affect the due authorization of any issued and outstanding Perpetual PIERS of this series

2.	Definitions.

As used herein, the following terms shall have the following meanings:

"Additional Ordinary Shares" has the meaning assigned to such term in Section 15(a).

"Adjustment Event" has the meaning assigned to such term in Section 16(k).

"Affiliate" has the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act of 1933, as amended.

"Agent Members" has the meaning assigned to such term in Section 22.

"Applicable Consideration" has the meaning assigned to such term in Section 17.

"Appointing Preference Shares" mean any other class or series of preference shares of the Company, including any Perpetual Preference Shares, ranking equally with the Perpetual PIERS either as to dividend rights or rights upon liquidation, winding-up or dissolution and upon which like appointing rights have been conferred and are exercisable.

"Appointing Rights" have the meaning assigned to such term in Section 6(c).

"Board of Directors" means the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

"Business Day" means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City or Bermuda generally are authorized or obligated by law or executive order to close.

"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

"Closing Sale Price" of the Ordinary Shares on any date means the closing price per Ordinary Share (or if no closing price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States national or regional securities exchange on which the Ordinary Shares are listed or, if the Ordinary Shares are not listed on a United States national or regional securities exchange, as reported by The Nasdaq National Market or, if the Ordinary Shares are not quoted on The Nasdaq National Market, as reported by the principal other market on which the Ordinary Shares are then traded. In the absence of such a quotation, the Closing Sale Price will be an amount determined by a nationally recognized securities dealer retained by the Company to make such determination.

"Continuing Directors" mean, as of any date of determination, any member of the Board of Directors who was a member of the Board of Directors on the Issue Date or was thereafter nominated for election by members of the Board of Directors or appointed by members so nominated from time to time.

"Conversion Agent" initially means Mellon Investors Services LLC. The Company may, in its sole discretion, remove the Conversion Agent within 10 calendar days' prior notice to the Conversion Agent, provided that the Company shall appoint a successor Conversion Agent who shall accept such appointment prior to the effectiveness of such removal.

"Conversion Date" has the meaning assigned to such term in Section 12(b).

"Conversion Price" on any date of determination means U.S.$50 divided by the Conversion Rate as of such date.

"Conversion Rate" means the number of Ordinary Shares into which each Perpetual PIERS is convertible, which is initially 1.7077, subject to adjustments as set forth herein.

"Current Market Price" has the meaning assigned to such term in Section 16(g)(i).

"Daily Conversion Value" has the meaning assigned to such term in Section 14(a).

"Daily Settlement Amount" has the meaning assigned to such term in Section 14(a).

"Depositary" means, with respect to Perpetual PIERS issuable in whole or in part in the form of one or more Global Perpetual PIERS, a clearing agency registered under Section 17A of the Exchange Act that is designated to act as depositary for such Perpetual PIERS, and initially shall be DTC.

"Depositary Participant" means a member of, or participant in, the Depositary.

"Determination Date" has the meaning assigned to such term in Section 16(k).

"Distributed Assets" has the meaning assigned to such term in Section 16(d).

"Dividend Payment Date" means January 1, April 1, July 1 and October 1 of each year, commencing April 1, 2006.

"Dividend Period" means the period from and including a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period for the Firm Perpetual PIERS and any Option Perpetual PIERS will commence on and include the Issue Date and will end on and exclude the Dividend Payment Date on April 1, 2006.

"Dividend Rate" has the meaning assigned to such term in Section 4(a).

"Dividend Record Date" means, with respect to each Dividend Payment Date, 5:00 p.m. (New York City time) on the December 15, March 15, June 15 or September 15 immediately preceding such Dividend Payment Date.

"Dividend Threshold Amount" has the meaning assigned to such term in Section 16(e).

"DTC" means The Depository Trust Company.

"Effective Date" means the date on which a Fundamental Change occurs.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Expiration Time" has the meaning assigned to such term in Section 16(f).

"Extraordinary Distribution" has the meaning assigned to such term in Section 16(d).

"Fair Market Value" means, except as otherwise specified in Section 16(d), the amount which a willing buyer would pay a willing seller in an arm's-length transaction, as determined by the Board of Directors, whose determination shall be made in good faith, and absent manifest errors, shall be final and binding on holders.

"Firm Perpetual PIERS" has the meaning assigned to such term in the Introductory paragraph of this Certificate of Designation.

"Fiscal Quarter" means, with respect to the Company, the fiscal quarter publicly disclosed by the Company. The Company shall confirm the ending dates of its fiscal quarters for the current fiscal year to the Conversion Agent upon the Conversion Agent's request.

"Fundamental Change" means the occurrence of any of the following after the Issue Date:

(a)    the consolidation or merger of the Company with or into any other "person" (as this term is used in Section 13(d)(3) of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Company's assets and those of its subsidiaries taken as a whole to any "person" (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

(i)    any transaction:

(A)    that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Company's Capital Stock; and

(B)    pursuant to which the holders of 50% or more of the total voting power of the Company's Capital Stock entitled to vote generally in elections of directors of the Company immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of the Company's Capital Stock entitled to vote generally in elections of directors of the continuing or surviving Person immediately after giving effect to such transaction (without giving effect to any adjustment of voting power as provided in the Bye-Laws); or

(ii)    any merger primarily for the purpose of changing the Company's jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding Ordinary Shares solely into Ordinary Shares or shares of common stock of the surviving entity; or

(b)    the adoption of a plan the consummation of which would result in the liquidation, winding-up or dissolution of the Company; or

(c)    the acquisition, directly or indirectly, by any person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act), of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the Company's Capital Stock (without giving effect to any adjustment of voting power as provided in the Bye-Laws); or

(d)    the first day on which a majority of the members of the Board of Directors (exclusive of any Preference Share Directors) are not Continuing Directors; or

(e)    the termination of trading of the Ordinary Shares, which will be deemed to have occurred if the Ordinary Shares (or other common stock into which the Perpetual PIERS become convertible) are neither listed for trading on a United States national securities exchange nor approved for listing on The Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices, and no American Depositary Shares or similar instruments for the Ordinary Shares are so listed or approved for listing in the United States.

"Fundamental Change Notice Date" means the date on which the Company gives notice of a Fundamental Change to the holders, which date shall occur within five Business Days after the Effective Date.

"Global Perpetual PIERS" has the meaning assigned to such term in Section 22.

"Holder" or "holder" means the Person in whose name a Perpetual PIERS is registered on the Registrar's books.

"Issue Date" means December 12, 2005, the original date of issuance of the Perpetual PIERS.

"Junior Shares" mean the Ordinary Shares and any other class of share capital or series of preference shares established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Perpetual PIERS as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

"Liquidation Distribution" has the meaning assigned to such term in Section 8(a).

"liquidation preference" has the meaning assigned to such term in Section 1.

"Mandatory Conversion Date" has the meaning assigned to such term in Section 13(b).

"Market Disruption Event" means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any Settlement Period Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Ordinary Shares or in any options, contracts or future contracts relating to the Ordinary Shares.

"Nonpayment" has the meaning assigned to such term in Section 6(c).

"NYSE" means the New York Stock Exchange, Inc.

"Officer" means the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Secretary and the Assistant Secretary of the Company.

"Officers' Certificate" means a certificate signed by two Officers.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Transfer Agent. The counsel may be an employee of or counsel to the Company or the Transfer Agent.

"Option Perpetual PIERS" has the meaning assigned to such term in the Introductory paragraph of this Certificate of Designation.

"Ordinary Share Price" has the meaning assigned to such term in Section 15(a).

"Ordinary Shares" mean the ordinary shares, par value 0.15144558¢ per share, of the Company, or any other class of shares resulting from successive changes or reclassifications of such Ordinary Shares consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, merger, consolidation or similar transaction in which the Company is a constituent corporation.

"Parity Shares" mean the Perpetual Preference Shares and any class of share capital or series of preference shares established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Perpetual PIERS as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

"Paying Agent" initially means Mellon Investors Services LLC. The Company may, in its sole discretion, remove the Paying Agent within 10 calendar days' prior notice to the Paying Agent, provided that the Company shall appoint a successor Paying Agent who shall accept such appointment prior to the effectiveness of such removal.

"Perpetual Preference Shares" mean the series of preference shares, par value 0.15144558¢ per share, of the Company designated as the "Perpetual Preference Shares."

"Person" means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

"Preference Share Director" has the meaning assigned to such term in Section 6(c).

"Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class of classes (however designated) that is preferred as the payment of dividends, or as to distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person over other shares of Capital Stock or any other class of such Person.

"Public Acquirer Common Stock" has the meaning specified in the definition of Public Acquirer Fundamental Change.

"Public Acquirer Fundamental Change" means a Fundamental Change in which the acquirer has a class of common stock, ordinary shares or American Depositary Shares traded on a United States national securities exchange or quoted on The Nasdaq National Market or that shall be so traded or quoted when issued or exchanged in connection with such Fundamental Change (the "Public Acquirer Common Stock"). If an acquirer does not itself have a class of common stock, ordinary shares or American Depositary Shares satisfying the foregoing requirement, it shall be deemed to have Public Acquirer Common Stock if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock, ordinary shares or American Depositary Shares satisfying the foregoing requirement, provided that such corporation has taken all necessary action to ensure that upon conversion of the Perpetual PIERS into such class of common stock, ordinary shares or American Depositary Shares, such class of common stock, ordinary shares or American Depositary Shares will not be treated as "restricted securities," and will otherwise be eligible for immediate sale in the public market by non-affiliates of the Company absent a registration statement, in which case all references to Public Acquirer Common Stock shall refer to such class of common stock, ordinary shares or American Depositary Shares. Majority owned for these purposes means having "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity's capital stock that are entitled to vote generally in the election of directors.

"Public Acquirer Option" has the meaning set forth in Section 15(b).

"Purchased Shares" has the meaning assigned to such term in Section 16(f).

"record date" has the meaning assigned to such term in Section 16(g)(ii).

"Reference Period" has the meaning assigned to such term in Section 16(d).

"Register" means the register of issued Perpetual PIERS maintained by the Registrar.

"Registrar" initially means Mellon Investors Services LLC. The Company may, in its sole discretion, remove the Registrar within 10 calendar days' prior notice to the Registrar, provided that the Company shall appoint a successor Registrar who shall accept such appointment prior to the effectiveness of such removal.

"Remarketing Agent" has the meaning assigned to such term in the Certificate of Designation of the Perpetual Preference Shares.

"SEC" or "Commission" means the United States Securities and Exchange Commission.

"Securities Act" means the United States Securities Act of 1933, as amended.

"Senior Shares" mean any class of share capital or series of preference shares established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Perpetual PIERS as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

"Settlement Amount" has the meaning assigned to such term in Section 14(a).

"Settlement Period Trading Day" has the meaning assigned to such term in Section 14(a).

"Spin-Off" has the meaning assigned to such term in Section 16(d).

"Spin-Off Valuation Period" has the meaning assigned to such term in a Section 16(d).

"Stock Settlement Averaging Period" has the meaning assigned to such term in Section 14(a).

"Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof that is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

"Trading Day" means a day during which trading in securities generally occurs on the NYSE or, if the Ordinary Shares are not listed on the NYSE, on the principal other United States national or regional securities exchange on which the Ordinary Shares are then listed or, if the Ordinary Shares are not listed on a United States national or regional securities exchange, on The Nasdaq National Market or, if the Ordinary Shares are not quoted on The Nasdaq National Market, on the principal other market on which the Ordinary Shares are then traded.

"Transfer Agent" initially means Mellon Investors Services LLC. The Company may, in its sole discretion, remove the Transfer Agent with 10 days' prior notice to the Transfer Agent; provided, that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

"Trigger Event" has the meaning assigned to such term in Section 16(d).

"Underwriter" means Lehman Brothers Inc. as party to the Underwriting Agreement.

"Underwriting Agreement" means the Underwriting Agreement with respect to the Perpetual PIERS, dated December 6, 2005, between the Company and Lehman Brothers Inc.

3.	Ranking.

The Perpetual PIERS will, with respect to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company, rank (a) senior to all Junior Shares, including, without limitation, the Ordinary Shares, (b) on a parity with all Parity Shares, including, without limitation, the Perpetual Preference Shares, (c) junior to any Senior Shares and (d) junior to all of the Company's existing and future debt obligations.

4.	Dividend Rights.

(a)    The holders of outstanding Perpetual PIERS shall be entitled to receive dividends, when, as and if declared by the Board of Directors out of funds legally available for that purpose under Bermuda law and to the extent that at the time of declaration and payment the Company has reasonable grounds to believe that it is, and after the payment would be, able to pay its liabilities as they become due and if the realizable value of its assets would thereby not be less than the aggregate of its liabilities and issued share capital and share capital premium accounts, at the rate per annum of 5.625% of the Liquidation Preference (the "Dividend Rate"). Dividends on the Perpetual PIERS shall be payable quarterly in accordance with Section 5 on a non-cumulative basis on each Dividend Payment Date. If any Dividend Payment Date is not a Business Day, then dividends will be payable on the first Business Day following such Dividend Payment Date, without accrual to the actual payment date.

(b)    Dividends shall be paid to the holders of the Perpetual PIERS on the applicable Dividend Record Date. The Dividend Record Date shall apply regardless of whether any particular Dividend Record Date is a Business Day.

(c)    Dividends payable on the Perpetual PIERS on each Dividend Payment Date will be computed (1) for any full Dividend Period, on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full Dividend Period, on the basis of the actual number of days elapsed.

(d)    Dividends on the Perpetual PIERS shall not be cumulative. To the extent that any dividends payable on the Perpetual PIERS on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not accumulate and the Company shall have no obligation to pay dividends for such Dividend Period on or subsequent to such Dividend Payment Date, whether or not dividends are declared on Perpetual PIERS for any subsequent Dividend Period.

(e)    So long as any Perpetual PIERS remain outstanding, unless the full dividends for the most recently ended Dividend Period on all outstanding Perpetual PIERS and Parity Shares have been declared and paid (or declared and a sum (or, if elected in accordance with Section 5, Ordinary Shares) sufficient for the payment thereof has been set aside): (i) no dividend whatsoever shall be declared or paid on the Junior Shares; and (ii) no Junior Shares shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than as a result of a reclassification of Junior Shares for or into other Junior Shares, or the exchange or conversion of one share of Junior Shares for or into another share of Junior Shares). In such event, the restrictions set forth in the preceding sentence shall continue until such time as full dividends on all outstanding Perpetual PIERS and Parity Shares have been declared and paid (or declared and a sum (or, if elected in accordance with Section 5, Ordinary Shares) sufficient for the payment thereof has been set aside) for four consecutive Dividend Periods.

(f)    When dividends are not paid in full (or duly provided for) on any Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period) upon the Perpetual PIERS and any Parity Shares, all dividends declared upon the Perpetual PIERS and all such Parity Shares payable on such Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata based on the aggregate liquidation preferences of the Perpetual PIERS and such Parity Shares.

(g)    Dividends on the Perpetual PIERS shall cease to be payable upon the Conversion Date or Mandatory Conversion Date.

(h)    Holders of Perpetual PIERS shall have the Appointing Rights provided in Section 6(c).

5.	Method of Payment of Dividends.

(a)    Subject to the restrictions set forth herein, dividends on the Perpetual PIERS may be paid:

(i)    in cash;

(ii)    by delivery of Ordinary Shares; or

(iii)    through any combination of cash and Ordinary Shares.

(b)    Dividend payments on the Perpetual PIERS will be made in cash, except to the extent the Company elects to make all or any portion of such payment in Ordinary Shares by giving notice to holders, by first class mail sent to their addresses set forth in the Register on the 10th Trading Day prior to the applicable Dividend Record Date, that the Company has made such election and specifying the portion of such payment that will be made in cash and the portion of such payment that will be made in Ordinary Shares.

(c)    Ordinary Shares issued in full or partial payment of a dividend shall be valued for such purpose at 97% of the average Closing Sale Price of the Ordinary Shares for a five consecutive Trading Day period ending on the third Trading Day immediately prior to the applicable Dividend Payment Date; provided, however, that the Company has a sufficient number of Ordinary Shares authorized to make such payment.

(d)    No fractional Ordinary Shares will be delivered to holders in full or partial payment of a dividend. A cash adjustment will be paid to each holder that would otherwise be entitled to a fractional Ordinary Share based on the Closing Sale Price on the Third Trading Day immediately preceding the applicable Dividend Payment Date.

(e)    Notwithstanding the provisions of Section 5(a), no full or partial payment of a dividend on the Perpetual PIERS may be made by delivery of Ordinary Shares unless, prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the applicable Dividend Payment Date, the Ordinary Shares to be delivered as payment therefor have been:

(i)    registered under the Securities Act, if required, and if so, a registration statement is effective to permit the resale of the Ordinary Shares by the holder thereof;

(ii)    qualified or registered under applicable state securities laws, if required; and

(iii)    approved for listing on the NYSE (or if the Ordinary Shares are not listed on the NYSE, on the principal other United States national or regional securities exchange on which the Ordinary Shares are then listed or, if the Ordinary Shares are not listed on a United States national or regional securities exchange, on The Nasdaq National Market).

6.	Voting, Appointing and Other Rights.

(a)    The Perpetual PIERS shall have no voting rights except as provided in Section 6(b) and Section 7 and as required by Bermuda law from time to time.

(b)    Notwithstanding the Bye-Laws, so long as any Perpetual PIERS remain outstanding, unless a greater percentage shall then be required by applicable law, the Company shall not, without the affirmative vote or written consent of the holders of at least 66 2/3% of the aggregate liquidation preference of the Perpetual PIERS then outstanding and all series of Appointing Preference Shares then outstanding, voting or consenting, as the case may be, together as a single class:

(i)    authorize or issue any class or series of Senior Shares (or any security convertible into or exchangeable for Senior Shares); or

(ii)    amend the Memorandum of Associations or Bye-Laws in such a manner that would materially adversely affect the specified rights, preferences or privileges of holders of the Perpetual PIERS.

For the avoidance of doubt, the Company may create, authorize, increase the authorized amount of, or issue any class or series of Parity Shares or Junior Shares, without the affirmative vote or written consent of the holders of the Perpetual PIERS, and in taking such actions the Company shall not be deemed to have materially adversely affected the specified rights, preferences or privileges of the holders of the Perpetual PIERS.

(c)    Whenever full dividends on any Perpetual PIERS shall have not been declared and paid for the equivalent of any six Dividend Periods, whether or not consecutive (a "Nonpayment"), the holders of the Perpetual PIERS then outstanding and all series of Appointing Preference Shares then outstanding, acting together as a single class, will be entitled to the appointment (the "Appointing Rights") of a total of two additional members to the Board of Directors (each, a "Preference Share Director"); provided that the appointment of any such directors shall not cause the Company to violate the corporate governance requirement of the NYSE as applied to United States issuers (or any other securities exchange or automated quotation system on which securities of the Company may be then listed) that listed companies must have a majority of independent directors. In the event of a Nonpayment, the number of members of the Board of Directors shall automatically increase by two, subject to the Bye-Laws. The Preference Share Directors shall be selected by the holders of at least a majority of the aggregate liquidation preference of the Perpetual PIERS and any Appointing Preference Shares at a special meeting called at the request of the holders of at least 20% of the then outstanding aggregate liquidation preference of the Perpetual PIERS and any series of Appointing Preference Shares then outstanding. Whether a majority of our Perpetual PIERS and any Appointing Preference Shares have been affirmatively voted in favor of an appointment shall be determined by reference to the aggregate liquidation preference of the Perpetual PIERS and any Appointing Preference Shares affirmatively voted at the meeting called to exercise the Appointing Rights.

If the holders of the Perpetual PIERS become entitled to the appointment of Preference Share Directors to the Board of Directors, the Company shall promptly give notice to all holders by first class mail sent to their addresses set forth in the Register and take all action necessary, including calling a meeting or circulating a consent to permit the nomination and selection of such directors.

The Board of Directors shall promptly duly appoint the Preference Share Directors selected by the holders of the Perpetual PIERS and any series of Appointing Preference Shares then outstanding in accordance with this Section 6(c). The Board of Directors shall, subject to the Bye-Laws, determine which class or classes, as applicable, of directors the Preference Share Directors shall be a part of and shall allocate the Preference Share Directors to the class or classes, as applicable, having the longest terms of office remaining at the time of such appointment. Each Preference Share Director shall each be entitled to one vote per director on any matter. If, at the time the Appointing Rights are vested in the holders of the Perpetual PIERS and any Appointing Preference Shares, there are not two vacancies on the Board of Directors, the Company will use its best efforts to increase the number of directors constituting the Board of Directors.

So long as a Nonpayment shall continue, any vacancy in the office of a Preference Share Director (other than prior to the initial appointment of Preference Share Directors after a Nonpayment) may be filled by the Board of Directors pursuant to an exercise of the Appointing Rights of the holders of at least a majority of the aggregate liquidation preference of the Perpetual PIERS then outstanding and any other Appointing Preference Shares then outstanding, acting together as a single class.

When the term of a class of directors of which any Preference Share Director is a part is expiring, the Board of Directors shall set the size of such class of directors to be elected by the holders of the Ordinary Shares at a level to include such Preference Share Director duly appointed by the Board of Directors upon the exercise of the Appointing Rights.

If and when dividends for four consecutive Dividend Periods following a Nonpayment have been paid in full (or declared and a sum (or, if elected in accordance with Section 5, Ordinary Shares) sufficient for the payment thereof has been set aside), then the holders of the Perpetual PIERS shall be divested of the Appointing Rights (subject to revesting of the Appointing Rights in the event of any future Nonpayment pursuant to this Section 6(c)) and, if and when the Appointing Rights of the holders of any other Appointing Preference Shares shall have ceased, the office of each Preference Share Director shall, notwithstanding the class of each directors such Preference Share Directors shall be a part of, automatically be vacated and the number of directors constituting the Board of Directors shall automatically be reduced by two. In determining whether dividends have been fully paid for four consecutive Dividend Periods following a Nonpayment, the Company may take into account any dividend it elects to pay for a Dividend Period after the regular Dividend Payment Date for such Dividend Period has passed.

7.	Amendment or Modification; Waiver.

(a)    To the extent permitted by applicable law, the Board of Directors may modify the terms of this Certificate of Designation without the consent of any holder of Perpetual PIERS to:

(i)    evidence the succession of any person to the obligations of the Company;

(ii)    add to the covenants for the benefit of holders of the Perpetual PIERS or to surrender any of the rights or powers of the Company under the Perpetual PIERS;

(iii)    cure any ambiguity or correct or supplement any provisions that may be inconsistent, provided that such action shall not adversely affect the interest of the holders of the Perpetual PIERS in any material respect; or

(iv)    make any other provision with respect to such matters or questions arising under this Certificate of Designation which the Company may deem desirable and which shall not adversely affect the interests of the holders of the Perpetual PIERS in any material respect.

(b)    Except as provided below in this Section 7(b), this Certificate of Designation may be amended, modified or supplemented, and noncompliance in any particular instance with any provision of this Certificate of Designation or the Perpetual PIERS may be waived, in each case with the affirmative vote or written consent of the holders of at least a majority of the aggregate liquidation preference of the

Perpetual PIERS then outstanding, including any modification occurring in connection with any merger or consolidation of the Company or otherwise.

Without the written consent or the affirmative vote of each holder of the Perpetual PIERS affected thereby (in addition to the written consent or the affirmative vote of the holders of at least a majority of the aggregate liquidation preference of the Perpetual PIERS then outstanding), an amendment or modification under this Section 7(b) may not:

(i)    change any Dividend Payment Date;

(ii)    reduce the Dividend Rate;

(iii)    change any trigger with respect to mandatory conversion of the Perpetual PIERS;

(iv)    change the place or currency of payment of the Perpetual PIERS;

(v)    impair the right to institute suit for the enforcement of the Perpetual PIERS;

(vi)    adversely affect the holders' right to convert the Perpetual PIERS in any material respect or reduce the Settlement Amounts payable or deliverable in satisfaction of the Company's conversion obligation; or

(vii)    change the percentage of liquidation preference whose holders must approve any amendment or modification.

(c)    All of the provisions of this Section 7 shall apply to the Perpetual PIERS.

8.	Liquidation Rights.

(a)    In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, the holders of the Perpetual PIERS shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its shareholders, after satisfaction of liabilities of the Company and before any payment or distribution shall be made on the Ordinary Shares or any other class of shares ranking junior to the Perpetual PIERS upon liquidation, winding-up or dissolution of the Company, the liquidation preference plus declared but unpaid dividends thereon, if any, without accumulation of any undeclared dividends, and any outstanding conversion obligation with respect to the Perpetual PIERS which have been converted prior to the date of the liquidation, winding-up or dissolution of the Company (collectively, the "Liquidation Distribution").

(b)    After the payment to the holders of the Perpetual PIERS of the Liquidation Distribution to which such holders are entitled as provided for in this Section 8, the holders of Perpetual PIERS as such shall have no right or claim to any of the remaining assets of the Company.

(c)    If, upon any liquidation, winding-up or dissolution of the Company, the amounts payable with respect to the Perpetual PIERS and any other share capital of the Company ranking on a parity with the Perpetual PIERS upon liquidation, winding-up or dissolution of the Company are not paid in full, the holders of the Perpetual PIERS and of such other share capital shall share ratably in any such distribution of assets of the Company in proportion to the full respective liquidation distributions to which they are entitled.

(d)    Neither the sale, assignment, transfer or lease of all or substantially all the assets or business of the Company nor the merger or consolidation of the Company into or with any other person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 8.

9.	No Rights of Redemption.

The Perpetual PIERS may not be redeemed, in whole or in part, at any time prior to maturity.

10.	Maturity.

The Perpetual PIERS have no stated maturity.

11.	Fundamental Change.

(a)    In the event of a Fundamental Change, the Company shall give notice of such Fundamental Change to the holders by first class mail sent to their addresses set forth in the Register on the Fundamental Change Notice Date.

(b)    The notice of Fundamental Change must state:

(i)    the Fundamental Change that has occurred;

(ii)    if applicable, whether the Public Acquirer Option is being elected;

(iii)    the Conversion Rate then in effect;

(iv)    that if a holder of Perpetual PIERS converts in connection with a Fundamental Change, it will receive the Settlement Amount specified and may elect to tender for sale in a remarketing the Perpetual Preference Shares such holder will receive as part of the Settlement Amount.

(v)    the date by which a holder must convert its Perpetual PIERS to have converted in connection with the Fundamental Change; provided that such date shall be the tenth Business Day immediately following the related Fundamental Change Notice Date unless extended up to the 20th Business Day, if required by applicable law in effect at that time; and

(vi)    the starting and ending dates of the applicable Stock Settlement Averaging Period.

(c)    A conversion of a Perpetual PIERS will be deemed to have been "in connection with" the Fundamental Change if the Conversion Notice is received by the Conversion Agent at any time during the period beginning at 9:00 a.m. (New York City time) on the Business Day immediately following the related Fundamental Change Notice Date and ending at 5:00 p.m. (New York City time) on the tenth Business Day immediately following the related Fundamental Change Notice Date; provided that the tenth Business Day may be extended up to the 20th Business Day if required by applicable law in effect at that time.

(d)    In the event of a Fundamental Change deemed to have occurred upon a termination of trading of the Ordinary Shares under clause (e) of the definition of Fundamental Change, the Company covenants to use its commercially reasonable efforts to obtain the requisite permission of the Bermuda Monetary Authority as expeditiously as possible to (i) issue Perpetual Preference Shares or Ordinary Shares in the settlement of its conversion obligation upon a conversion of the Perpetual PIERS and (ii) transfer any Perpetual Preference Shares in connection with a remarketing, as provided in the Certificate of Designation of the Perpetual Preference Shares, or any other sale.

12.	Conversion Rights.

(a)    Each holder of Perpetual PIERS shall have the right, at any time and from time, at its option, to convert such holder's Perpetual PIERS at the Conversion Rate then in effect. Upon the holder's exercise of its right to convert pursuant to this Section 12, the Company will deliver, per Perpetual PIERS, one Perpetual Preference Share and a number of Ordinary Shares, if any, as calculated under Section 14.

(b)    To convert Perpetual PIERS held as a beneficial interest in Global Perpetual PIERS deposited with or on behalf of DTC, a holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program, and, if required pursuant to Section 12(c), pay funds equal to the dividend payable on the next Dividend Payment Date which the holder is not entitled and, if required pursuant to Section 12(d), pay all taxes and duties, if any.

To convert Perpetual PIERS held in certificated form, a holder must (i) complete and manually sign the conversion notice, in the form of Exhibit B hereto, on the back of the Perpetual PIERS certificate (or facsimile thereof); (ii) deliver the completed conversion notice and the Perpetual PIERS to be converted to the specified office of the Conversion Agent; (iii) if required by the Conversion Agent, furnish appropriate endorsements and transfer documents; (iv) if required pursuant to Section 12(c), pay funds equal to the dividend payable on the next Dividend Payment Date; and (v) if required pursuant to Section 12(d), pay all taxes or duties, if any.

The Conversion Date shall be the date on which all of the foregoing requirements have been satisfied; provided, however, that with respect to a conversion of Perpetual PIERS in connection with a Fundamental Change, the Conversion Date shall be deemed to be the tenth Business Day (which may be extended up to the 20th Business Day if required by applicable law in effect at that time) following the Fundamental Change Notice Date. The Perpetual PIERS will be deemed to have been converted immediately prior to 5:00 p.m. (New York City time) on the Conversion Date.

(c)    Perpetual PIERS surrendered for conversion between 5:00 p.m. (New York City time) on any Dividend Record Date and 5:00 p.m. (New York City time) on the Business Day immediately preceding the corresponding Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such Perpetual PIERS on such Dividend Payment Date, if declared; provided, however, that the Company will return such payment to the holder if the dividend is not paid by the Company on such Dividend Payment Date.

(d)    A holder shall not be required to pay any taxes or duties incurred by the Company relating the issuance or delivery of Perpetual Preference Shares or Ordinary Shares, if any, if that holder exercises its conversion rights, but such holder shall be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the Perpetual Preference Shares or Ordinary Shares, if any, in a name other than the holder's own. Certificates representing Perpetual Preference Shares and Ordinary Shares, if any, shall be issued or delivered only after all applicable taxes and duties, if any, payable by such holder have been paid.

(e)    Commencing on the Conversion Date, dividends will no longer be payable on the Perpetual PIERS being converted and all rights of the holder of such Perpetual PIERS will terminate except for the right to receive the Settlement Amount in accordance with Section 14. No payment or adjustment will be made upon conversion of Perpetual PIERS for unpaid dividends on the Perpetual PIERS or for dividends with respect to the Perpetual Preference Shares and Ordinary Shares, if any, issued upon conversion; provided that for the avoidance of doubt, a holder on a Dividend Record Date who surrenders Perpetual PIERS for conversion on the corresponding Dividend Payment Date is entitled to receive and retain a dividend declared and payable by the Company on such Dividend Payment Date.

13.	Mandatory Conversion.

(a)    At any time on or after January 1, 2009, the Company shall have the right, at its option, to cause the Perpetual PIERS, in whole but not in part, to be automatically converted. Upon the Company's exercise of its right to cause a mandatory conversion pursuant to this Section 13, the Company will deliver, per Perpetual PIERS, $50 in cash, in lieu of one Perpetual Preference Share, and a number of Ordinary Shares, if any, as provided under Section 14.

The Company may exercise its right to cause a mandatory conversion pursuant to this Section 13(a) only if, on or after January 1, 2009:

(i)    the Closing Sale Price of the Ordinary Shares equals or exceeds 130% of the Conversion Price then in effect for at least 20 Trading Days in any consecutive 30 Trading Day period, including the last Trading Day of such 30-day period, ending on the Trading Day prior to the Company's issuance of a press release announcing the mandatory conversion, as provided in Section 13(b), and, prior to the Company's press release, all declared and unpaid dividends shall have been paid; or

(ii)    there are fewer than 500,000 Perpetual PIERS outstanding and, prior to the Company's press release, all declared and unpaid dividends shall have been paid.

(b)    To exercise the mandatory conversion right described in Section 13(a), the Company must issue a press release for publication on the Dow Jones News Service (or its successor) prior to 9:00 a.m. (New York City time) on the first Trading Day following any date on which the conditions described in Section 13(a) are met, announcing the mandatory conversion. The Company shall also give notice of the mandatory conversion by mail or by publication (with subsequent prompt notice by mail) to the holders by first class mail sent to their addresses set forth in the Register not more than four Business Days after the date of the press release announcing the mandatory conversion. The Conversion Date will be the date on which the Company issues the press release (the "Mandatory Conversion Date").

(c)    In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 13(b) shall state, as appropriate:

(i)    the Mandatory Conversion Date;

(ii)    the number of Perpetual PIERS to be converted, which shall be all of the outstanding Perpetual PIERS;

(iii)    the Conversion Rate then in effect;

(iv)    the CUSIP, ISIN or similar number or numbers of the Perpetual PIERS to be converted;

(v)    that the Settlement Amount per Perpetual PIERS shall equal $50 in cash and a number of Ordinary Shares, if any, to be determined during the applicable Stock Settlement Averaging Period; and

(vi)    the date on which the Company expects to deliver the Settlement Amount to holders, which shall be the date determined pursuant to Section 14(c).

(d)    Commencing on the Mandatory Conversion Date, dividends will no longer be payable on the Perpetual PIERS and all rights of holders of such Perpetual PIERS will terminate except for the right to receive the Settlement Amount in accordance with Section 14. No payment or adjustment will be made upon mandatory conversion of Perpetual PIERS for unpaid dividends on the Perpetual PIERS or for dividends with respect to the Ordinary Shares, if any, issued upon such conversion.

14.	Settlement Upon Conversion.

(a)    Upon any conversion of Perpetual PIERS pursuant to Section 12, the Company will deliver to converting Holders in respect of each Perpetual PIERS being converted a "Settlement Amount" equal to one Perpetual Preference Share and a number of Ordinary Shares, if any, equal to the sum of the Daily Settlement Amounts for each day of the 20 Settlement Period Trading Days during the applicable Stock Settlement Averaging Period.

Upon any conversion of Perpetual PIERS pursuant to Section 13, the Company will deliver to holders in respect of each Perpetual PIERS being converted a Settlement Amount equal to $50 in cash and a number of Ordinary Shares, if any, equal to the sum of the Daily Settlement Amounts for each day of the 20 Settlement Period Trading Days during the applicable Stock Settlement Averaging Period.

"Stock Settlement Averaging Period" means, with respect to any Perpetual PIERS, the period of 20 consecutive Settlement Period Trading Days beginning on and including the second Settlement Period Trading Day after the Conversion Date.

"Daily Settlement Amount", for each Perpetual PIERS, for each of the 20 Settlement Period Trading Days during the Stock Settlement Averaging Period, shall equal, to the extent Daily Conversion Value exceeds $2.50, a number of Ordinary Shares equal to the difference between the Daily Conversion Value and $2.50, divided by the Closing Sale Price of the Ordinary Shares for such day.

"Daily Conversion Value" means, for each of the 20 consecutive Settlement Period Trading Days during the Stock Settlement Averaging Period, one-twentieth (1/20) of the product of (1) the applicable Conversion Rate and (2) the Closing Sale Prices of the Ordinary Shares (or the consideration into which the Common Stock has been converted in connection with transactions to which Section 17 is applicable) on such day. For the purposes of determining the Daily Conversion Value, the following provisions shall apply: (i) if the Applicable Consideration includes securities for which the price can be determined in a manner contemplated by the definition of "Closing Sale Price," then the value of such securities shall be determined in accordance with the principles set forth in such definition; (ii) if the Applicable Consideration includes other property (other than securities as to which clause (i) applies or cash), then the value of such property shall be the Fair Market Value of such property; and (iii) if the Applicable Consideration includes cash, then the value of such cash shall be the amount thereof.

"Settlement Period Trading Day" means a day during which (i) trading in the Ordinary Shares generally occurs, (ii) there is no Market Disruption Event and (iii) a Closing Sale Price for the Ordinary

Shares is provided on the NYSE or, if the Ordinary Shares are not listed on the NYSE, on the principal other United States national or regional securities exchange on which the Ordinary Shares are then listed or, if the Ordinary Shares are not listed on a United States national or regional securities exchange, on The Nasdaq National Market, or, if the Ordinary Shares are not quoted on The Nasdaq National Market, on the principal other market on which the Ordinary Shares are then traded; provided, however, that if the Ordinary Shares are not traded on any market, then "Settlement Period Trading Day" means a day the Closing Sale Price can be obtained.

(b)    No fractional Ordinary Shares shall be issued by the Company upon conversion of the Perpetual PIERS. In lieu of a fractional Ordinary Share, the holder shall receive an amount of cash equal to the fractional Ordinary Share multiplied by the Closing Sale Price on the Trading Day immediately preceding the Conversion Date.

(c)    The Settlement Amount will be delivered to converting Holders on the third Business Day immediately following the last day of the Stock Settlement Averaging Period.

15.	Conversion Rate Adjustments Related to a Fundamental Change.

(a)    Subject to Section 15(b), if and only to the extent a holder elects to convert Perpetual PIERS in connection with a Fundamental Change (as defined in Section 11(c)), the Conversion Rate applicable to such converted Perpetual PIERS shall be increased by a number of additional Ordinary Shares (the "Additional Ordinary Shares") as set forth below. The number of Additional Ordinary Shares shall be determined by reference to the table below, based on the Effective Date and the price paid per Ordinary Share in the Fundamental Change (the "Ordinary Share Price"). If holders of Ordinary Shares receive only cash in the Fundamental Change, the Ordinary Share Price shall be the cash amount paid per Ordinary Share. Otherwise, the Ordinary Share Price shall be the average of the Closing Sale Prices of the Ordinary Shares on the five Trading Days prior to, but not including, the Effective Date of such Fundamental Change.

The numbers of Additional Ordinary Shares set forth in the table below shall be adjusted as of any date on which the Conversion Rate is adjusted in the same manner in which the Conversion Rate is adjusted. The Ordinary Share Prices set forth in the table below shall be adjusted, as of any date on which the Conversion Rate is adjusted, to equal the Ordinary Share Prices applicable immediately prior to such adjustment multiplied by a fraction, of which

(1)    the numerator shall be the Conversion Rate immediately prior to the adjustment and

(2)    the denominator shall be the Conversion Rate as so adjusted.

The following table sets forth the Ordinary Share Prices and number of Additional Ordinary Shares by which the Conversion Rate shall be adjusted:

	Ordinary Share Price
Effective Date	$24.00	$30.00	$35.00	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00
December 12, 2005	0.3756	0.2190	0.1497	0.1099	0.0861	0.0707	0.0600	0.0566	0.0538	0.0512
January 1, 2007	0.3649	0.1969	0.1236	0.0847	0.0640	0.0520	0.0442	0.0421	0.0403	0.0386
January 1, 2008	0.3558	0.1727	0.0897	0.0505	0.0350	0.0281	0.0241	0.0232	0.0224	0.0216
January 1, 2009	0.3543	0.1598	0.0513	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Thereafter	0.3543	0.1598	0.0513	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If the Ordinary Share Price and Effective Date are not set forth on the table above and the Ordinary Share Price is between two Ordinary Share Prices on the table or the Effective Date is between two days on the table, the number of Additional Ordinary Shares shall be determined by straight-line interpolation between the number of Additional Ordinary Shares set forth for the higher and lower Ordinary Share Price and the two Effective Dates, as applicable, based on a 360-day year.

If the Ordinary Share Price is:

(i)    in excess of $70.00 per share (subject to adjustment), no Additional Ordinary Shares shall be issued upon conversion; or

(ii)    less than $24.00 per share (subject to adjustment), no Additional Ordinary Shares shall be issued upon conversion.

Notwithstanding the foregoing, in no event will the Conversion Rate as adjusted pursuant to this Section 15(a) exceed 2.0833, subject to adjustments in the same manner as the Conversion Rate.

(b)    In the event of a Public Acquirer Fundamental Change, the Company may, in lieu of adjusting the Conversion Rate pursuant to Section 15(a), elect to adjust its Conversion Obligation and the Conversion Rate (the "Public Acquirer Option") such that from and after the Effective Date of such Public Acquirer Fundamental Change, the holders of the Perpetual PIERS shall be entitled to convert their Perpetual PIERS, in accordance with Section 12, based on a conversion rate of a number of shares of Public Acquirer Common Stock calculated by adjusting the Conversion Rate in effect immediately before the Public Acquirer Fundamental Change shall be adjusted by multiplying it by a fraction:

(1)    the numerator of which shall be (A) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which the Ordinary Shares are converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by the Board of Directors) paid or payable per Ordinary Share or (B) in the case of any other Public Acquirer Fundamental Change, the average of the Closing Sale Prices of the Ordinary Shares for the five consecutive Trading Days prior to but excluding the Effective Date of such Public Acquirer Fundamental Change; and

(2)    the denominator of which shall be the average of the Closing Sale Prices of the Public Acquirer Common Stock for the five consecutive Trading Days commencing on the Trading Day next succeeding the Effective Date of such Public Acquirer Fundamental Change.

The Company shall notify holders of its election of the Public Acquirer Option by providing notice as set forth in Section 11.

(c)    If the Company elects to make the adjustment to the Conversion Rate described in Section 15(b) in the event of a Public Acquirer Fundamental Change, holders of the Perpetual PIERS will not be entitled to receive any increase in the Conversion Rate pursuant to Section 15(a).

(d)    To facilitate the remarketing or redemption of Perpetual Preference Shares issuable upon a voluntary conversion of Perpetual PIERS in connection with the Fundamental Change, the Company will issue the Perpetual Preference Shares on the date the holder submits the notice of election to tender for sale in a remarketing (rather than the third Business Day immediately following the last day of the applicable Stock Settlement Averaging Period), and deliver such Perpetual Preference Shares on behalf of the holder to the Remarketing Agent or an agent for the Company to be determined in the event the Company elects to redeem the Perpetual Preference Shares.

16.	Other Adjustments of Conversion Rate.

The Conversion Rate shall be adjusted from time to time by the Company as follows:

(a)    In case the Company shall, at any time or from time to time while any of the Perpetual PIERS are outstanding, pay a dividend in Ordinary Shares or make a distribution in Ordinary Shares on any class or any class of the Company's share capital other than the Perpetual PIERS, then the Conversion Rate in effect at 9:00 a.m. (New York City time) on the date following the Record Date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be increased by multiplying such Conversion Rate by a fraction:

(1)    the numerator of which shall be the sum of the number of Ordinary Shares outstanding at 5:00 p.m. (New York City time) on the date fixed for the determination of shareholders entitled to receive such dividend or other distribution plus the total number of Ordinary Shares constituting such dividend or other distribution; and

(2)    the denominator of which shall be the number of Ordinary Shares outstanding at 5:00 p.m. (New York City time) on the date fixed for such determination,

such increase to become effective immediately after 9:00 a.m. (New York City time) on the day following the date fixed for such determination. If any dividend or distribution of the type described in this Section 16(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)    In case outstanding Ordinary Shares shall be subdivided into a greater number of Ordinary Shares, the Conversion Rate in effect at 9:00 a.m. (New York City time) on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in case outstanding Ordinary Shares shall be combined into a smaller number of Ordinary Shares, the Conversion Rate in effect at 9:00 a.m. (New York City time) on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after 9:00 a.m. (New York City time) on the day following the day upon which such subdivision or combination becomes effective.

(c)    In case the Company shall issue rights or warrants (other than any rights or warrants referred to in Section 16(d)) to all or substantially all holders of the outstanding Ordinary Shares entitling them to subscribe or purchase, for a period of up to 45 calendar days, Ordinary Shares at a price per share less than the Current Market Price on the Trading Day immediately preceding the date of announcement of such issuance of such rights or warrants, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the date fixed for determination of shareholders entitled to receive such rights or warrants by a fraction,

(1)    the numerator of which shall be the number of Ordinary Shares outstanding on the date fixed for determination of shareholders entitled to receive such rights or warrants plus the total number of additional Ordinary Shares offered for subscription or purchase, and

(2)    the denominator of which shall be the sum of the number of Ordinary Shares outstanding at 5:00 p.m. (New York City time) on the date fixed for determination of shareholders entitled to receive such rights or warrants plus the number of Ordinary Shares that the aggregate offering price of the total number of Ordinary Shares so offered would purchase at such Current Market Price.

Such adjustment shall be successively made whenever any such rights or warrants are issued, and shall become effective immediately after 9:00 a.m. (New York City time) on the day following the date fixed for determination of shareholders entitled to receive such rights or warrants. To the extent that Ordinary Shares are not delivered after the expiration of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of Ordinary Shares actually delivered. If such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase Ordinary Shares at less than such Current Market Price, and in determining the aggregate offering price of such Ordinary Shares, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(d)    In case the Company shall, by dividend or otherwise, distribute to all or substantially all holders of the Ordinary Shares any class of share capital of the Company, evidences of its indebtedness or assets (including securities, but excluding (i) any rights or warrants referred to in Section 16(c), (ii) any dividends or distributions in connection with a reclassification, change, consolidation, merger, combination or sale or conveyance to which Section 17 applies, (iii) any dividends or distributions paid exclusively in cash or (iv) any dividends or distributions referred to in Section 16(a)) (any of the foregoing hereinafter in this Section 16(d)) called the "Distributed Assets"), then, in each such case, the Conversion Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect on the record date with respect to such distribution by a fraction,

(1)    the numerator of which shall be the Current Market Price on such record date; and

(2)    the denominator of which shall be the Current Market Price on such record date less the Fair Market Value on the record date of the portion of the Distributed Assets so distributed applicable to one Ordinary Share, such adjustment to become effective immediately prior to 9:00 a.m. (New York City time) on the day following such record date. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 16(d) by reference to the actual or when issued trading market for any Distributed Assets comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period (the "Reference Period") used in computing the Current Market Price pursuant to Section 16(g)(i) to the extent possible, unless the Board of Directors determines in good faith that determining the Fair Market Value during the Reference Period would not be in the best interest of the holders. Notwithstanding the foregoing, (1) in the event any such distribution consists of shares of capital stock of, or similar equity interests in, one or more of the Company's Subsidiaries (a "Spin-Off") or (2) the then Fair Market Value of the portion of the Distributed Assets so distributed applicable to one Ordinary Share is equal to or greater than the Current Market Price on the record date or the Current Market Price exceeds such Fair Market Value by less than $1.00 (an "Extraordinary Distribution"), the Conversion Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect immediately prior to 5:00 p.m. (New York City time) on the record date with respect to such distribution by a fraction:

(1)    the numerator of which shall be the Current Market Price of the Ordinary Shares, plus the Fair Market Value of the portion of the distributed assets so distributed applicable to one Ordinary Share (determined on the basis of the number of Ordinary Shares outstanding on the record date), determined as set forth above, and

(2)    the denominator of which shall be the Current Market Price on such record date;

such increase shall become effective immediately prior to 9:00 a.m. (New York City time) on the day following the determination of the Current Market Price. In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. In the case of a Spin-Off, the Fair Market Value of the securities to be distributed shall equal the average of the Closing Sale Prices of such securities on the principal securities market on which such securities are traded for the five consecutive Trading Days commencing on and including the sixth day of trading of those securities after the effectiveness of the Spin-Off (the "Spin-Off Valuation Period"), and the Current Market Price shall be measured for the same period. In the event, however, that an underwritten initial public offering of the securities in the Spin-Off occurs simultaneously with the Spin-Off, Fair Market Value of the securities distributed in the Spin-Off shall mean the initial public offering price of such securities and the Current Market Price shall mean the Closing Sale Price for the Ordinary Shares on the same Trading Day. In the case of an Extraordinary Distribution, the Current Market Price shall mean the average of the Closing Sale Prices of the Ordinary Shares for the five consecutive Trading Days immediately following the Ex-Date for the Extraordinary Distribution.

Rights or warrants distributed by the Company to all holders of Ordinary Shares entitling the holders thereof to subscribe for or purchase shares of the Company's capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("Trigger Event"): (i) are deemed to be transferred with such shares of Ordinary Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Ordinary Shares, shall be deemed not to have been distributed for purposes of this Section 16 (and no adjustment to the Conversion Rate under this Section 16 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required)

to the Conversion Rate shall be made under this Section 16(d). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Certificate of Designation, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 16 was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Ordinary Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Ordinary Shares as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

No adjustment of the Conversion Rate shall be made pursuant to this Section 16(d) in respect of rights or warrants distributed or deemed distributed on any Trigger Event to the extent that such rights or warrants are actually distributed or reserved by the Company for distribution to holders of Perpetual PIERS upon conversion by such holders of Perpetual PIERS.

For purposes of this Section 16(d) and Sections 16(a) and (b), any dividend or distribution to which this Section 16(d) is applicable that also includes Ordinary Shares, or rights or warrants to subscribe for or purchase Ordinary Shares (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of capital stock other than such Ordinary Shares or rights or warrants (and any Conversion Rate adjustment required by this Section 16(d) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such Ordinary Shares or such rights or warrants (and any further Conversion Rate adjustment required by Sections 16(a) or 16(b) with respect to such dividend or distribution shall then be made), except (A) the record date of such dividend or distribution shall be substituted as "the date fixed for the determination of shareholders entitled to receive such dividend or other distribution", "the date fixed for the determination of shareholders entitled to receive such rights or warrants" and "the date fixed for such determination" within the meaning of Section 16(a) and 16(b) and (B) any Ordinary Shares included in such dividend or distribution shall not be deemed "outstanding at 5:00 p.m. (New York City time) on the date fixed for such determination" within the meaning of Section 16(a).

(e)    In case the Company shall, by dividend or otherwise, distribute to all or substantially all holders of Ordinary Shares cash (excluding (x) any dividend or distribution in connection with the liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary and (y) any quarterly cash dividend on Ordinary Shares to the extent that the aggregate cash dividend per Ordinary Share in any quarterly period does not exceed U.S.$0.15 (the "Dividend Threshold Amount"), then the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect on the applicable record date by a fraction,

(1)    the numerator of which shall be the Current Market Price on such record date less the Dividend Threshold Amount; and

(2)    the denominator of which shall be the Current Market Price on such record date less the amount of the cash distribution applicable to one Ordinary Share,

such adjustment to be effective immediately prior to 9:00 a.m. (New York City time) on the day following the record date; provided that if the cash dividend or distribution is not a regular quarterly dividend, then the Dividend Threshold Amount will be deemed to be zero. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such cash dividend or distribution had not been declared.

The Dividend Threshold Amount is subject to adjustments under the same circumstances under which the Conversion Rate is subject to adjustment; provided that no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the Conversion Rate pursuant to this Section 16(e).

Notwithstanding the foregoing, in no event will the Conversion Rate as adjusted pursuant to this Section 16(e) exceed 2.0833, subject to adjustments in the same manner as the Conversion Rate.

(f)    In case a tender offer or exchange offer made by the Company or any Subsidiary for all or any portion of the Ordinary Shares shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to shareholders of consideration per Ordinary Share having a Fair Market Value that as of the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) exceeds the Closing Sale Price of an Ordinary Share on the Trading Day next succeeding the Expiration Time, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the Expiration Time by a fraction,

(1)    the numerator of which shall be the sum of (x) the Fair Market Value of the aggregate consideration payable to shareholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of the Ordinary Shares outstanding (less any Purchased Shares) at the Expiration Time and the Closing Sale Price of the Ordinary Shares on the Trading Day next succeeding the Expiration Time, and

(2)    the denominator of which shall be the number of Ordinary Shares outstanding (including any Purchased Shares) at the Expiration Time multiplied by the Closing Sale Price of the Ordinary Shares on the Trading Day next succeeding the Expiration Time, such adjustment to become effective immediately prior to 9:00 a.m. (New York City time) on the day following the Expiration Time. If the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.

(g)    For purposes of this Section 16, the following terms shall have the meaning indicated:

(i)    "Current Market Price" on any date means the average of the Closing Sale Prices of Ordinary Shares for the five consecutive Trading Days immediately prior to such date (the "day in question"); provided that if:

(1)    the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Rate pursuant to Section 16(a), (b), (c), (d), (e) or (f) occurs during such five consecutive Trading Days, the Closing Sale Price for each Trading Day prior to the "ex" date for such other event shall be adjusted by dividing such Closing Sale Price by the same fraction by which the Conversion Rate is so required to be multiplied as a result of such other event;

(2)    the "ex" date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Rate pursuant to Section 16(a), (b), (c), (d), (e) or (f) occurs on or after the "ex" date for the issuance or distribution requiring such computation and prior to the day in question, the Closing Sale Price for each Trading Day on and after the "ex" date for such other event shall be adjusted by multiplying such Closing Sale Price by the fraction by which the Conversion Rate is so required to be multiplied as a result of such other event; and

(3)    the "ex" date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (1) or (2) of this proviso, the Closing Sale Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the Fair Market Value (as determined by the Board of Directors in a manner consistent with any determination of such value for purposes of Section 16(d), (e) or (f)) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one Ordinary Share as of 5:00 p.m. (New York City time) on the day before such "ex" date.

Notwithstanding the foregoing, whenever successive adjustments to the Conversion Rate are called for pursuant to this Section 16, such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of this Section 16 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

"Ex" date, when used:

(1)    with respect to any issuance or distribution, means the first date on which the Ordinary Shares trade regular way on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution;

(2)    with respect to any subdivision or combination of the Ordinary Shares, means the first date on which the Ordinary Shares trade regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective; and

(3)    with respect to any tender or exchange offer, means the first date on which the Ordinary Shares trade regular way on such exchange or in such market after the Expiration Time of such offer.

(ii)    "record date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Ordinary Shares have the right to receive any cash, securities or other property or in which the Ordinary Shares (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(h)    The Company may make such increases in the Conversion Rate, in addition to those required by Section 16(a)-(f), as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Ordinary Shares or rights to purchase Ordinary Shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

To the extent permitted by applicable law, the Company from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 Business Days, the increase is irrevocable during the period and the Board of Directors shall have made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Company shall give notice of the increase to holders by first class mail sent to their addresses set forth in the Register, which notice will be given at least 15 calendar days prior to the effectiveness of any such increase, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(i)    No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such rate; provided that any adjustments that by reason of this Section 16(i) are not required to be made shall be carried forward and the Company shall make such carry forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) annually on the anniversary of the Issue Date with respect to adjustments in the Conversion Rate by reason of Section 16(e) and (ii) prior to the Mandatory Conversion Date. All calculations under this Section 16 shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be. No adjustment need be made for rights to purchase Ordinary Shares pursuant to a Company plan for reinvestment of dividends or interest or for any issuance of Ordinary Shares or convertible or exchangeable securities or rights to purchase Ordinary Shares or convertible or exchangeable securities.

(j)    Whenever the Conversion Rate is adjusted as herein provided, the Company will issue a press release through Business Wire containing the relevant information and make this information available on the Company's website or through another public medium as the Company may use at that time. In addition, the Company shall promptly file with the Conversion Agent an Officers' Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until the Conversion Agent shall have received such Officers' Certificate, the Conversion Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has actual knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to the holder of each Perpetual PIERS, within 20 calendar days after execution thereof, by first class mail sent to their addresses set forth in the Register. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(k)    In any case in which this Section 16 provides that an adjustment shall become effective immediately after (1) a record date for an event, (2) the date fixed for the determination of shareholders entitled to receive a dividend or distribution pursuant to Section 16(a), (3) a date fixed for the determination of shareholders entitled to receive rights or warrants pursuant to Section 16(c), or (4) the Expiration Time for any tender or exchange offer pursuant to Section 16(f) (each a "Determination Date"), the Company may elect to defer until the occurrence of the applicable Adjustment Event (as hereinafter defined) (x) issuing to the holder of any Perpetual PIERS converted after such Determination Date and before the occurrence of such Adjustment Event, the additional Ordinary Shares, if any, or other securities issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the Ordinary Shares, if any, issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder any amount in cash in lieu of any fractional share pursuant to Section 14(b). For purposes of this Section 16(k), the term "Adjustment Event" shall mean:

(i)    in any case referred to in clause (1) hereof, the occurrence of such event,

(ii)    in any case referred to in clause (2) hereof, the date any such dividend or distribution is paid or made,

(iii)    in any case referred to in clause (3) hereof, the date of expiration of such rights or warrants, and

(iv)    in any case referred to in clause (4) hereof, the date a sale or exchange of Ordinary Shares pursuant to such tender or exchange offer is consummated and becomes irrevocable.

(m)    For purposes of this Section 16, the number of Ordinary Shares at any time outstanding shall not include shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on Ordinary Shares held in the treasury of the Company.

(n)    No adjustment to the Conversion Rate shall be made pursuant to this Section 16 if the holders of the Perpetual PIERS will participate in the transaction that would otherwise give rise to adjustment pursuant to this Section 16 without conversion as a result of holding the Perpetual PIERS.

17.	Effect of Reclassification, Consolidation, Merger or Sale.

(a)    In the event of:

(i)    any reclassification or change of the outstanding Ordinary Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); or

(ii)    any consolidation or merger of the Company with or into another Person or any sale, lease, transfer, conveyance or other disposition of all or substantially all of the Company's assets and those of its Subsidiaries taken as a whole to any other Person or Persons, as a result of which the holders of the Ordinary Shares shall be entitled to receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for such Ordinary Shares, each Perpetual PIERS will become, without the consent of any holders of Perpetual PIERS, convertible based on the kind and amount of shares of stock and other securities or property or assets (including cash or any combination thereof) (the "Applicable Consideration") that the holders of the Ordinary Shares received in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition; provided that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale, lease, transfer, conveyance or other disposition is not the same for each Ordinary Share in the light of rights of election available to holders of Ordinary Shares, then for the purposes of this Section 17, the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale, lease, transfer, conveyance or other disposition shall be proportionately the same as the kind and amount per Ordinary Share received by all holders of the Ordinary Shares in the aggregate and the term "Applicable Consideration" shall be construed accordingly. In all cases, the provisions of Section 14 relating to the satisfaction of the Company's conversion obligation shall continue to apply with respect to the calculation of the Settlement Amount.

(b)    The Company shall cause notice of the application of this Section 17 to be mailed to each holder by first class mail sent to their addresses set forth in the Register within 20 calendar days after the occurrence of any of the events specified in Section 17(a). Failure to deliver such notice shall not affect the legality or validity of any conversion right with respect to this Section 17.

(c)    The above provisions of this Section 17 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales, leases, transfers, conveyances or other dispositions. If this Section 17 applies to any event or occurrence, Section 16 shall not apply. Notwithstanding this Section 17, if a Public Acquirer Fundamental Change occurs and the Company elects to adjust its Conversion Obligation and the Conversion Rate pursuant to Section 15(b), the provisions of Section 15(b) shall apply to the conversion instead of this Section 17.

18.	Increase in Conversion Rate In Connection with Ordinary Share Price.

(a)    After January 1, 2009, if for 20 Trading Days (whether or not consecutive) in the period of 30 consecutive Trading Days ending on the last Trading Day of a Fiscal Quarter, the Closing Sale Price of the Ordinary Shares exceeds 200% of the Conversion Price then in effect, then the Conversion Rate then in effect shall increase by one-quarter of an annual rate equal to 9.00%, effective on the last day of the next Fiscal Quarter. Such increased Conversion Rate will remain in effect thereafter.

(b)    The above provisions of this Section 18 shall similarly apply to successive quarters.

(c)    Notwithstanding the foregoing, in no event will the Conversion Rate as adjusted pursuant to this Section 18 exceed 2.0833, subject to adjustments in the same manner as the Conversion Rate.

19.	Reservation of Shares; Compliance with Governmental Requirements; Shares to be Fully Paid; Listing of Ordinary Shares.

(a)    The Company shall:

(i)    at all times reserve and keep available, free from preemptive rights, for issuance upon conversion of the Perpetual PIERS such number of its authorized and unissued Ordinary Shares as shall from time to time be sufficient to permit the conversion of all outstanding Perpetual PIERS presented for conversion.

(ii)    prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Perpetual PIERS, comply with all applicable federal and state laws and regulations that require action to be taken by the Company (including, without limitation, the registration or approval, if required, of any Perpetual Preference Shares and Ordinary Shares to be issued upon conversion of the Perpetual PIERS hereunder); and

(iii)    ensure that all Perpetual Preference Shares and Ordinary Shares delivered upon conversion of the Perpetual PIERS will, upon delivery, be duly and validly issued and fully paid and nonassessable, free from all liens and charges and not subject to any preemptive rights.

(b)    The Company further covenants that, if at any time the Ordinary Shares shall be listed on the NYSE or any other United States national securities exchange or automated quotation system, the

Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Ordinary Shares shall be so listed on such exchange or automated quotation system, all Ordinary Shares issuable upon conversion of the Perpetual PIERS; provided that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Ordinary Shares until the first conversion of the Perpetual PIERS in accordance with the provisions of this Certificate of Designation, the Company covenants to list such Ordinary Shares issuable upon conversion of the Perpetual PIERS in accordance with the requirements of such exchange or automated quotation system at such time.

20.	Consolidation, Merger, Sale or Conveyance.

(a)    The Company covenants that it will not consolidate with, convert into, or merge with and into, any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person or entity, unless:

(i)    either the Company shall be the continuing corporation, or the successor (if other than the Company) shall be a corporation organized under the laws of the United States of America or a State thereof or the District of Columbia, Bermuda or any country which is, on the Issue Date, a member of the Organization of Economic Cooperation and Development and the Perpetual PIERS are converted into or exchanged for, in accordance with applicable law, Perpetual PIERS of the successor corporation with substantially the same rights, powers, preferences and privileges; and

(ii)    the Company or such successor corporation, as the case may be, shall not, immediately after such consolidation, conversion, merger, sale, assignment, transfer, lease or conveyance, be in default of any obligation under the Perpetual PIERS.

(b)    In case of any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance and upon any conversion of securities into a successor corporation in accordance with (a) above, such successor corporation shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the Company. Such successor Person thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, any or all of the certificates evidencing Perpetual PIERS issuable hereunder which theretofore shall not have been signed by the Company. All the certificates issued shall in all respects have the same legal rank and benefit under this Certificate of Designation as the certificates theretofore or thereafter issued in accordance with the terms of this Certificate of Designation as though all of such certificates had been issued on the Issue Date.

In case of any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance such change in phraseology and form (but not in substance) may be made in the certificates evidencing securities for which the Perpetual PIERS have been exchanged thereafter to be issued as may be appropriate.

(c)    The Company shall deliver to the Conversion Agent an officers' certificate and an opinion of counsel as conclusive evidence that any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance, and any such assumption, complies with the provisions of this Section 20 and that all conditions precedent to the consummation of any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance have been met.

21.	Currency of Payments.

Any cash payments with respect to the Perpetual PIERS shall be paid in United States dollars in immediately available funds.

22.	Form.

(a)    The Perpetual PIERS shall be issued initially in the form of one or more fully registered global certificates with the global securities legend set forth in Exhibit A hereto (the "Global Perpetual PIERS"), each as set forth on the form of Perpetual PIERS certificate attached hereto as Exhibit A which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Global Perpetual PIERS certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The Global Perpetual PIERS shall be deposited on behalf of the holders of the Perpetual PIERS represented thereby with the Registrar, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of DTC or a nominee of DTC, duly executed by the Company and countersigned by the Registrar as hereinafter provided. The aggregate number of Perpetual PIERS represented by Global Perpetual PIERS may from time to time be increased or decreased by adjustments made on the records of the Registrar and DTC or its nominee as hereinafter provided.

In the event Global Perpetual PIERS is deposited with or on behalf of DTC, the Company shall execute, and the Registrar shall countersign and deliver, initially one or more Global Perpetual PIERS certificates that (a) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (b) shall be delivered by the Registrar to DTC or pursuant to DTC's instructions or held by the Registrar as custodian for DTC. Members of, or participants in, DTC ("Agent Members") shall have no rights under this Certificate of Designation with respect to any Global Perpetual PIERS held on their behalf by DTC or by the Registrar as the custodian of DTC or under such Global Perpetual PIERS, and DTC may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Perpetual PIERS for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Perpetual PIERS.

(b)    Owners of beneficial interests in Global Perpetual PIERS shall not be entitled to receive physical delivery of certificated shares of Perpetual PIERS, unless:

(i)    DTC is unwilling or unable to continue as Depositary for the Global Perpetual PIERS and the Company does not appoint a qualified replacement for DTC within 90 calendar days;

(ii)    DTC ceases to be a "clearing agency" registered under the Exchange Act; or

(iii)    the Company decides to discontinue the use of book-entry transfer through DTC (or any successor Depositary).

In any such case, the Global Perpetual PIERS shall be exchanged in whole for certificated Perpetual PIERS in registered form, with the same terms and of an equal aggregate liquidation preference (unless the Company determines otherwise in accordance with applicable law). Certificated Perpetual PIERS shall be registered in the name or names of the Person or Person specified by DTC in a written instrument to the Registrar.

(c)    An Officer shall sign the Perpetual PIERS certificate for the Company by manual or facsimile signature. If the Officer whose signature is on a Perpetual PIERS certificate no longer holds that office at the time the Registrar countersigns the Perpetual PIERS certificate, the Perpetual PIERS certificate shall be valid nevertheless.

A Perpetual PIERS certificate shall not be valid until an authorized signatory of the Registrar signs the Perpetual PIERS certificate by manual or facsimile signature. The signature shall be conclusive evidence that the Perpetual PIERS certificate has been countersigned under this Certificate of Designation.

23.	Registration; Transfer.

(a)    Notwithstanding any provision to the contrary herein, so long as a Global Perpetual PIERS remains outstanding and is held by or on behalf of the Depositary, transfers of a Global Perpetual PIERS, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with this Section 23.

(b)    Transfers of a Global Perpetual PIERS shall be limited to transfers of such Global Perpetual PIERS in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor's nominee.

24.	Calculation in Respect of Perpetual PIERS.

The Company will be responsible for making all calculations called for in respect of the Perpetual PIERS, including, but not limited to, the determination of the dividends payable on the Perpetual PIERS, the Closing Sale Price of the Ordinary Shares, the amount and timing of any adjustments to the Conversion Rate, the Conversion Price and the Settlement Amount deliverable upon conversion. Any calculations made in good faith and without manifest error will be final and binding on holders. The Company or its agents will be required to deliver to the Paying Agent or Conversion Agent, as applicable, a schedule of its calculations and the Paying Agent or Conversion Agent, as applicable, will be entitled to rely upon the accuracy of such calculations without independent verification. The Paying Agent or Conversion Agent, as applicable, will forward such calculations to any holder upon the request of the holder.

25.	Severability.

In the event any provision of this Certificate of Designation shall be invalid, unenforceable or illegal, then, to the fullest extent permitted by applicable law, the validity, enforceability and legality ofthe remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed and attested by the undersigned this 12th day of December, 2005.

ASPEN INSURANCE HOLDINGS LIMITED
		By:	/s/ Julian Cusack
Attest:	/s/ Heather Kitson

EXHIBIT A

FORM OF
5.625% PERPETUAL PREFERRED INCOME EQUITY REPLACEMENT SECURITIES
(PERPETUAL PIERS)

FACE OF SECURITY

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION REFERRED TO BELOW.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]1

1	This legend should be included only if the share certificate evidences Global Perpetual PIERS.

Certificate Number	Number of Perpetual PIERS
[ ]		[ ]
	CUSIP NO.:	[ ]

5.625% Perpetual Preferred Income Equity Replacement Securities ("Perpetual PIERS")
(par value 0.15144558¢ per share)
(liquidation preference $50 per Perpetual PIERS)

of

ASPEN INSURANCE HOLDINGS LIMITED

ASPEN INSURANCE HOLDINGS LIMITED, a Bermuda company (the "Company"), hereby certifies that [___________] (the "Holder") is the registered owner of [___________]1 [________, or such number as is indicated in the records of the Registrar and the Depository]2 fully paid and non-assessable preference shares of the Company designated the 5.625% Perpetual Preferred Income Equity Replacement Securities (par value 0.15144558¢ per share) (liquidation preference $50 per share of Perpetual PIERS) (the "Perpetual PIERS"). The Perpetual PIERS are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Perpetual PIERS represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designation dated December 12, 2005, as the same may be amended from time to time (the "Certificate of Designation"). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Perpetual PIERS set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these Perpetual PIERS shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

1	This phrase should be included only if the share certificate evidences certificated Perpetual PIERS.

2	This phrase should be included only if the share certificate evidences Global Perpetual PIERS.

IN WITNESS WHEREOF, the Company has executed this certificate this      day of         ,         .

ASPEN INSURANCE HOLDINGS LIMITED
By:
Name:
Title:

REGISTRAR'S COUNTERSIGNATURE

These are Perpetual PIERS referred to in the within-mentioned Certificate of Designation.

Dated:	MELLON INVESTOR SERVICES LLC, as Registrar,
By:
Authorized Signatory

REVERSE OF SECURITY

Dividends on each Perpetual PIERS shall be payable at a rate per annum set forth in the face hereof or as provided in the Certificate of Designation.

The Perpetual PIERS shall be convertible in the manner and according to the terms set forth in the Certificate of Designation. The Perpetual PIERS shall not be redeemable in whole or in part.

The Company will furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the Perpetual PIERS evidenced hereby to:

___________________________________________________________________________________________

___________________________________________________________________________________________

___________________________________________________________________________________________

(Insert assignee's social security or tax identification number)

___________________________________________________________________________________________

___________________________________________________________________________________________

___________________________________________________________________________________________

(Insert address and zip code of assignee)

and irrevocably appoints:

___________________________________________________________________________________________

___________________________________________________________________________________________

___________________________________________________________________________________________

agent to transfer the Perpetual PIERS evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date: ___________________

Signature: _____________________________

(Sign exactly as your name appears on the other side of this Perpetual PIERS Certificate)

Signature Guarantee: ____________________

_________________________

(Signature must be guaranteed by an "eligible guarantor institution" that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

EXHIBIT B

NOTICE OF CONVERSION

(To be Executed by the Holder
in order to Convert the Perpetual PIERS)

The undersigned hereby irrevocably elects to convert (the "Conversion") 5.625% Perpetual Preferred Income Equity Replacement Securities (Perpetual PIERS) (the "Perpetual PIERS"), represented by stock certificate No(s). (the "Perpetual PIERS Certificates"), into Perpetual Preference Shares and Ordinary Shares, if any, of Aspen Insurance Holdings Limited (the "Company") according to the conditions of the Certificate of Designation of the Perpetual PIERS (the "Certificate of Designation"), as of the date written below. If Perpetual Preference Shares or Ordinary Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto, if any, and is delivering herewith the Perpetual PIERS Certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Perpetual PIERS Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the Perpetual Preference Shares and Ordinary Shares, if any, issuable to the undersigned upon conversion of the Perpetual PIERS shall be made pursuant to registration of the Perpetual Preference Shares and Ordinary Shares under the Securities Act of 1933, as amended (the "Act"), or pursuant to any exemption from registration under the Act.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.

Date of Conversion:_____________________________________________

Applicable Conversion Rate:_____________________________________

Number of Perpetual PIERS to be Converted:_____________________

Number of Perpetual Preference Shares to be Issued:*______________

Number of Ordinary Shares to be Issued:*_________________________

Signature:______________________________________________________

Name:___________________________________________________

Address:**_______________________________________________

Fax No.:_________________________________________________

*The Company is not required to issue Perpetual Preference Shares and Ordinary Shares until the original Perpetual PIERS Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or the Conversion Agent. The Company shall issue and deliver Perpetual Preference Shares and Ordinary Shares to an overnight courier not later than three business days following receipt of the original Perpetual PIERS Certificate(s) to be converted.

**Address where Perpetual Preference Shares and Ordinary Shares and any other payments or certificates shall be sent by the Company.

B-1